                      Exhibit 99.1
                      For Information
                      Brent A. Collins
                      303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR FOURTH QUARTER OF 2010
AND 2010 PROVED RESERVES AND COSTS INCURRED;
PROVIDES OPERATIONAL UPDATE

•	Quarterly record average daily production of 344.4 MMCFE/d; exceeds guidance of 305 – 330 MMCFE/d

•	Reported GAAP net income of $37.1 million, or $0.57 per diluted share; adjusted net income of $29.7 million, or $0.46 per diluted share

•	Proved reserves at year-end 2010 up 27% from 2009 to 984.5 BCFE

•	Eagle Ford shale and Bakken / Three Forks programs remain focus of capital program

DENVER, CO February 24, 2011 – SM Energy Company (NYSE: SM) today reports financial results for the fourth quarter of 2010 and provides an update on the Company’s operating and financial activities.  In addition, a new presentation for the fourth quarter earnings and operational update has been posted on the Company’s website at sm-energy.com.  This presentation will be referenced in the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on February 25, 2011.  Information for the earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “Last year was a transformational year for SM Energy.  We entered 2010 with a plan to advance our resource plays in inventory and get them ready for full-scale development.  Our focus became centered on oil and liquids rich plays such as the Eagle Ford shale and Bakken/Three Forks and we saw continued success in these programs.   For the year, SM Energy replaced nearly 350% of its production organically, while keeping a strong balance sheet.  We are well positioned as we enter 2011 and we remain focused on building shareholder value with the continued growth in our key resource plays.”

FOURTH QUARTER 2010 RESULTS

SM Energy posted net income for the fourth quarter of 2010 of $37.1 million, or $0.57 per diluted share.  This compares to $990 thousand, or $0.02 per diluted share, for the same period in 2009.  Adjusted net income for the fourth quarter was $29.7 million, or $0.46 per diluted share, versus $20.1 million, or $0.31 per diluted share, for the fourth quarter of 2009.  Adjusted net income excludes certain items that the Company believes affect the comparability of operating results.  Items excluded are generally one-time items or are items whose timing and/or amount cannot be reasonably estimated.  A summary of the adjustments made to arrive at adjusted net income is presented in the table below.

	For the Three Months Ended December 31,
	2010		2009
Weighted-average diluted share count (in millions)		64.9		64.1
	$ in millions	Per Diluted Share	$ in millions	Per Diluted Share
Reported net income	$37.1	$0.57	$1.0	$0.02
Adjustments net of tax:
Change in Net Profits Plan liability	$(3.0)	$(0.05)	$4.3	$0.07
Unrealized derivative loss	$8.2	$0.13	$2.0	$0.03
Gain on property sales	$(14.7)	$(0.23)	$(13.8)	$(0.21)
Bad debt recovery associated with SemGroup, L.P.	-	-	$(3.1)	$(0.05)

Adjusted net income (loss), before impairments	$27.8	$0.43	$(9.5)	$(0.15)

Non-cash impairments net of tax:
Impairment of proved properties	$3.9	$0.06	$13.5	$0.21
Abandonment and impairment of unproved properties	$(1.9)	$(0.03)	$15.7	$0.24
Impairment of materials inventory	-	-	$0.5	$0.01

Adjusted net income	$29.7	$0.46	$20.1	$0.31

NOTE: Totals may not sum due to rounding

Operating cash flow was $176.4 million for the fourth quarter of 2010 compared to $144.2 million for the same period in 2009.  Net cash provided by operating activities was $78.7 million for the fourth quarter of 2010 compared with $83.1 million for the same period in 2009.

Adjusted net income and operating cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release.

SM Energy reported average daily production of 344.4 MMCFE/d for the fourth quarter, which was above the guidance range of 305 to 330 MMCFE/d.  Production growth was driven by strong results in the Company’s Eagle Ford shale and Haynesville shale programs.  Sequentially, reported production grew 15% in the fourth quarter of 2010 over the preceding quarter.

Total operating revenues and other income for the fourth quarter of 2010 was $294.1 million compared to $242.0 million for the same period in 2009.  In the fourth quarter, the Company’s average equivalent price, net of hedging, was $7.98 per MCFE, which is an increase of 4% from the $7.69 per MCFE realized in the comparable period in 2009.  Average realized prices, inclusive of hedging activities, for the fourth quarter were $6.00 per Mcf, which was essentially flat from the same quarter in 2009, and $70.30 per barrel, which was an increase of 9% from 2009.  SM Energy reports its gas volumes on a “wet gas” basis, meaning that revenue dollars associated with natural gas liquids (“NGLs”) are reported within the Company’s natural gas revenues.

Lease operating expense (“LOE”) in the fourth quarter was $1.06 per MCFE, which is below the Company’s guidance of $1.15 to $1.20 per MCFE.  This represents a 19% decrease from the $1.31 per MCFE in the comparable period last year.  Sequentially, lease operating expense remained flat in the fourth quarter of 2010 from the third quarter.

Transportation expense in the fourth quarter was $0.22 per MCFE, which is within the guidance range of $0.20 to $0.22 per MCFE.  The reported per unit expense increased 10% from the comparable period in 2009.  Transportation expense also increased 22% from $0.18 per MCFE in the third quarter of 2010.  The increase in transportation reflects the growth in production in areas where higher transportation costs exist.

Production taxes for the fourth quarter of 2010 were $0.52 per MCFE, which was essentially flat from the same period a year ago.  Sequentially, production taxes increased 33% from the third quarter of 2010.  This increase was the result of production tax credits realized in the third quarter of 2010 related to severance tax holidays.  The Company’s realized production tax rate for the fourth quarter was 6.5%, which was essentially within the provided guidance of 7% of pre-hedge oil and natural gas revenue.

Total general and administrative (“G&A”) expense for the fourth quarter of 2010 was $1.00 per MCFE, which is above the guidance range of $0.88 to $0.96 per MCFE.  Cash G&A expense was $0.73 per MCFE for the quarter, compared to a guidance range of $0.54 to $0.58 per MCFE.  Non-cash G&A for the quarter was $0.16 per MCFE versus a guidance range of $0.18 to $0.20 per MCFE.  G&A related to cash payments from the Company’s legacy Net Profits Plan (“NPP”) program was $0.11 per MCFE in the quarter compared to a guidance range of $0.16 to $0.18 per MCFE.  The total G&A expense variance from guidance is largely the result of higher compensation costs related to annual performance-based bonus accruals for 2010.  On a sequential basis, G&A expense increased 4% from the third quarter of 2010.

Depletion, depreciation and amortization expense (“DD&A”) was $2.99 per MCFE in the fourth quarter of 2010, which was within the Company’s guidance range of $2.90 to $3.20 per MCFE.  DD&A increased 4%, or $0.11 per MCFE, between the fourth quarters of 2010 and 2009.  Sequentially, DD&A in the fourth quarter of 2010 decreased 2% from $3.05 per MCFE in the third quarter.  The Company’s DD&A rate is impacted by a number of factors, including year-end proved reserves and divestitures.

PROVED RESERVES AND COSTS INCURRED

Below is a roll-forward of the Company’s proved reserves from year-end 2009 to year-end 2010.

(BCFE)
Beginning of year	772.2

Revisions of previous estimate (engineering, price, and aged PUD locations)	24.7
Discoveries and extensions	270.2
Infill reserves in an existing proved field	114.0
Purchases of minerals in place	0.2
Sales of reserves	(86.8)
Production	(110.0)

End of year	984.5

SM Energy’s estimate of proved reserves as of December 31, 2010, was 984.5 BCFE, which is an increase of 27% from 772.2 BCFE at the end of 2009.  These reserves are comprised of 57.4 MMBbl of oil and 640.0 Bcf of natural gas, and are 70% proved developed, compared to 82% proved developed at the end of 2009.  The before income tax PV-10 value of the Company’s estimated proved reserves at December 31, 2010 was $2.3 billion, which was roughly $1.0 billion higher than the prior year. Over 80% of SM Energy’s estimated proved reserves by value were audited by an independent reserve engineering firm.

Prices used at year-end to calculate the Company’s estimate of proved reserves were $4.38 per MMBTU of natural gas and $79.43 per barrel of oil, using the trailing 12-month arithmetic average of the first of month price.  These prices are 13% and 30% higher than the prices used at the end of 2009 for natural gas and oil, respectively.

In 2010, SM Energy realized $2.14 per MCFE in drilling finding costs, excluding revisions, which is an improvement of 38% from $3.44 per MCFE realized in 2009.  Drilling reserve replacement, excluding revisions, increased to 349% in 2010 from 100% in 2009.

Finding costs and reserve replacement ratios are non-GAAP financial measures – please refer to the respective definitions in the accompanying Financial Highlights section at the end of this release.

Below is a table detailing the Company’s costs incurred in oil and gas producing activities for the year ended December 31, 2010.

Costs incurred in oil and gas producing activities:
For the Year Ended
December 31,
2010
(in thousands)
Development costs	$299,308
Facility costs	80,328
Exploration costs	443,888
Acquisitions:
Proved properties	664
Unproved properties – other	53,192
Total, including asset retirement obligation	$877,380

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2010, SM Energy had total long-term debt of $323.7 million.  This was comprised of $275.7 million, net of debt discount, related to the Company’s 3.50% Senior Convertible Notes and $48.0 million drawn on the long-term credit facility.  The Company’s debt-to-book capitalization ratio was 21% as of the end of the quarter.

On February 7, 2011, the Company closed the private offering of $350 million of 6.625% Senior Notes due 2019, which are unsecured and were issued at par value.  The net proceeds will be used to repay outstanding balances under the credit facility, fund a portion of the Company’s 2011 capital program and for general corporate purposes.  As a result of the offering, the borrowing base for the long-term credit facility was automatically reduced from $1.1 billion to $1.0 billion; however, the Company’s commitment amount under the credit facility of $678 million was not changed.  SM Energy’s debt-to-book capitalization ratio, pro forma for this offering, would be 34%.

OPERATIONAL UPDATE

Eagle Ford Shale
SM Energy is currently operating two (2) drilling rigs on its operated acreage in South Texas.  The Company plans to increase its operated rig count to six (6) drilling rigs by the end of 2011.  A third drilling rig is expected to arrive at the beginning of March 2011.

The Company continues to make improvements in its drilling times in the play.  During 2010, drilling time per 1,000 ft. of penetration was reduced to 24 hours from 32 hours, a 25% improvement.  A number of pilots to test downspacing potential and retained energy fracture stimulations are planned this year, both of which will provide important data regarding the ultimate spacing for the Company’s development plans.

SM Energy has previously announced its intention to sell down a portion of its total 250,000 net acre Eagle Ford shale position.  The data room for this planned transaction opened earlier this week and the Company expects to have an agreement completed in the second quarter of 2011.

Bakken / Three Forks
Two (2) drilling rigs are currently operating for SM Energy in the Williston Basin with a focus on horizontal development of the Bakken and Three Forks formations.  A third operated rig is expected to arrive in April of 2011.  The Company has increased its acreage position in the prospective portion of North Dakota to approximately 85,000 net acres, up from the previously reported 81,000 net acres.

Marcellus Shale Divestiture Update
To date, the Company has not received acceptable cash offers for its Marcellus shale position in north central Pennsylvania where it holds the rights to approximately 43,000 net acres.  SM Energy continues to negotiate with interested parties.

Performance Guidance

The Company’s guidance for the first quarter and the full year of 2011 is as follows:

	1Q11	FY 2011
Production (BCFE)	30 – 33	128 – 132
LOE ($/MCFE)	$1.10 – $1.15	$1.07 – $1.12
Transportation ($/MCFE)	$0.30 – $0.35	$0.40 – $0.45
Production Taxes (% of pre-hedge O&G revenue)	7%	7%

G&A - cash NPP ($/MCFE)	$0.16 – $0.18	$0.16 – $0.18
G&A - other cash ($/MCFE)	$0.54 – $0.57	$0.55 – $0.58
G&A - non-cash ($/MCFE)	$0.12 – $0.14	$0.13 – $0.15
G&A TOTAL ($/MCFE)	$0.82 – $0.89	$0.84 – $0.91

DD&A ($/MCFE)	$2.95 – $3.15	$2.95 – $3.15
Non-cash interest expense ($MM)	$3.6	$15.0
Effective income tax rate range		37.4% - 37.9%
% of income tax that is current		<10%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss the fourth quarter results on February 25, 2011 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 800-260-8140 and the participant passcode is 21918282.  An audio replay of the conference call will be available approximately two hours after the call at 888-286-8010, with the passcode 43039171.  International participants can dial 617-614-3672 to take part in the call, using passcode 21918282 and can access a replay of the call at 617-801-6888, using passcode 43039171.  Replays can be accessed through March 11, 2011.

The call will be webcast live and can be accessed at SM Energy Company’s website at sm-energy.com.  An audio recording of the call will be available at that site through March 11, 2011.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of the securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” “look,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company’s production, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the risks associated with the Company’s hedging strategy, the uncertain nature of the expected benefits from divestitures or joint ventures of oil and gas properties, the ability to close announced divestitures or joint ventures of oil and gas properties, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K, which is expected to be filed on or around February 25, 2011.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by the securities laws.

INFORMATION ABOUT PROVED RESERVES

This press release contains references to certain items pertaining to the process used to estimate the Company’s proved reserves and their PV-10 value, which is equal to the standardized measure of discounted future net cash flows from proved reserves on the applicable date, before deducting future income taxes, discounted at 10 percent.  SM Energy believes that the presentation of pre-tax PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company’s proved reserves prior to taking into account future corporate income taxes and the Company’s current tax structure.  The Company further believes investors and creditors use pre-tax PV-10 value as a basis for comparison of the relative size and value of the Company’s proved reserves to other peer companies.  SM Energy’s pre-tax PV-10 value for estimated proved reserves as of December 31, 2010 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2010 by reducing the Company’s pre-tax PV-10 value by the discounted future income taxes associated with such reserves, and a reconciliation is provided below.

Reconciliation of standardized measure (GAAP) to PV-10 value (Non-GAAP):

Additionally, the Company believes its use of an independent reserve auditor is a fact of interest to investors and analysts who follow the Company.  More information on these items will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission on February 25, 2011.

As of December 31,
2010
(in thousands)
Standardized measure of discounted future net cash flows (GAAP)	$1,666,367
Add: 10 percent annual discount, net of income taxes	1,294,632
Add: future income taxes	1,335,576

Undiscounted future net cash flows	$4,296,575
Less: 10 percent annual discount without tax effect	(1,952,244)

PV-10 value (Non-GAAP)	$2,344,331

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2010

Guidance Comparison	For the Three Months
	Ended December 31, 2010
	Actual	Guidance Range

Oil and gas production (MMCFE per day)	344.4	305 - 330

Lease operating expense (per MCFE)	$1.06	$1.15 - $1.20
Transportation expense (per MCFE)	$0.22	$0.20 - $0.22
Production taxes, as a percentage of pre-hedge revenue	7%	7%

General and administrative - cash (per MCFE)	$0.73	$0.54 - $0.58
General and administrative - cash related to Net Profits Plan (per MCFE)	$0.11	$0.16 - $0.18
General and administrative - non-cash (per MCFE)	$0.16	$0.18 - $0.20
General and administrative - TOTAL (per MCFE)	$1.00	$0.88 - $0.96

Depreciation, depletion, and amortization (per MCFE)	$2.99	$2.90 - $3.20

Production Data	For the Three Months			For the Years
	Ended December 31,			Ended December 31,
	2010	2009	Percent Change	2010	2009	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$77.46	$68.98	12%	$72.65	$54.40	34%
Gas (per Mcf)	5.23	4.88	7%	5.21	3.82	36%

Average realized sales price, net of hedging:
Oil (per Bbl)	$70.30	$64.43	9%	$66.85	$56.74	18%
Gas (per Mcf)	6.00	6.07	-1%	6.05	5.59	8%

Production:
Oil (MMBbls)	1.8	1.5	21%	6.4	6.3	0%
Gas (Bcf)	20.7	17.1	21%	71.9	71.1	1%
BCFE (6:1)	31.7	26.1	21%	110.0	109.1	1%

Daily production:
Oil (MBbls per day)	19.9	16.4	21%	17.4	17.3	0%
Gas (MMcf per day)	224.9	185.3	21%	196.9	194.8	1%
MMCFE per day (6:1)	344.4	284.0	21%	301.4	298.8	1%

Margin analysis per MCFE:
Average realized sales price, before hedging	$7.90	$7.18	10%	$7.60	$5.65	35%

Average realized sales price, net of hedging	7.98	7.69	4%	7.82	6.94	13%
Lease operating expense	1.06	1.31	-19%	1.10	1.33	-17%
Transportation	0.22	0.20	10%	0.19	0.19	0%
Production taxes	0.52	0.51	2%	0.48	0.37	30%
General and administrative	1.00	0.80	25%	0.97	0.70	39%
Operating margin	$5.18	$4.87	6%	$5.08	$4.35	17%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$2.99	$2.88	4%	$3.06	$2.79	10%

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Operating revenues and other income:
Oil and gas production revenue	$250,160	$187,606	$836,288	$615,953
Realized oil and gas hedge gain	2,694	13,418	23,465	140,648
Gain on divestiture activity	23,094	22,076	155,277	11,444
Marketed gas system revenue	16,083	16,977	70,110	58,459
Other revenue	2,087	1,919	7,694	5,697
Total operating revenues and other income	294,118	241,996	1,092,834	832,201

Operating expenses:
Oil and gas production expense	56,961	52,872	195,075	206,800
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	94,806	75,140	336,141	304,201
Exploration	21,027	13,414	63,860	62,235
Impairment of proved properties	6,127	21,630	6,127	174,813
Abandonment and impairment of unproved properties	(3,012)	25,153	1,986	45,447
Impairment of materials inventory	-	774	-	14,223
General and administrative	31,560	20,687	106,663	76,036
Recovery of bad debt expense	-	(5,189)	-	(5,189)
Change in Net Profits Plan liability	(4,656)	6,963	(34,441)	(7,075)
Marketed gas system expense	14,176	16,235	66,726	57,587
Unrealized derivative loss	12,994	3,218	8,899	20,469
Other expense	956	1,065	3,027	13,489
Total operating expenses	230,939	231,962	754,063	963,036

Income (loss) from operations	63,179	10,034	338,771	(130,835)

Nonoperating income (expense):
Interest income	53	10	321	227
Interest expense	(4,727)	(7,532)	(24,196)	(28,856)

Income (loss) before income taxes	58,505	2,512	314,896	(159,464)
Income tax benefit (expense)	(21,366)	(1,522)	(118,059)	60,094

Net income (loss)	$37,139	$990	$196,837	$(99,370)

Basic weighted-average common shares outstanding	63,131	62,565	62,969	62,457

Diluted weighted-average common shares outstanding	64,919	64,113	64,689	62,457

Basic net income (loss) per common share	$0.59	$0.02	$3.13	$(1.59)

Diluted net income (loss) per common share	$0.57	$0.02	$3.04	$(1.59)

Consolidated Balance Sheets
(In thousands, except share amounts)	December 31,	December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$5,077	$10,649
Accounts receivable	163,190	116,136
Refundable income taxes	8,482	32,773
Prepaid expenses and other	45,522	14,259
Derivative asset	43,491	30,295
Deferred income taxes	8,883	4,934
Total current assets	274,645	209,046

Property and equipment (successful efforts method), at cost:
Land	1,491	1,371
Proved oil and gas properties	3,389,158	2,797,341
Less - accumulated depletion, depreciation, and amortization	(1,326,932)	(1,053,518)
Unproved oil and gas properties	94,290	132,370
Wells in progress	145,327	65,771
Materials inventory, at lower of cost or market	22,542	24,467
Oil and gas properties held for sale	86,811	145,392
Other property and equipment, net of accumulated depreciation
of $15,480 in 2010 and $14,550 in 2009	21,365	14,404
	2,434,052	2,127,598

Other noncurrent assets:
Derivative asset	18,841	8,251
Other noncurrent assets	16,783	16,041
Total other noncurrent assets	35,624	24,292

Total Assets	$2,744,321	$2,360,936

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$417,654	$236,242
Derivative liability	82,044	53,929
Deposit associated with oil and gas properties held for sale	2,355	6,500
Total current liabilities	502,053	296,671

Noncurrent liabilities:
Long-term credit facility	48,000	188,000
Senior convertible notes, net of unamortized
discount of $11,827 in 2010, and $20,598 in 2009	275,673	266,902
Asset retirement obligation	69,052	60,289
Asset retirement obligation associated with oil and gas properties held for sale	2,119	18,126
Net Profits Plan liability	135,850	170,291
Deferred income taxes	443,135	308,189
Derivative liability	32,557	65,499
Other noncurrent liabilities	17,356	13,399
Total noncurrent liabilities	1,023,742	1,090,695

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 63,412,800 shares in 2010 and 62,899,122 shares in 2009;
outstanding, net of treasury shares: 63,310,165 shares in 2010
and 62,772,229 shares in 2009	634	629
Additional paid-in capital	191,674	160,516
Treasury stock, at cost: 102,635 shares in 2010 and 126,893 shares in 2009	(423)	(1,204)
Retained earnings	1,042,123	851,583
Accumulated other comprehensive loss	(15,482)	(37,954)
Total stockholders' equity	1,218,526	973,570
Total Liabilities and Stockholders' Equity	$2,744,321	$2,360,936

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:

Net income (loss)	$37,139	$990	$196,837	$(99,370)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Gain on divestiture activity	(23,094)	(22,076)	(155,277)	(11,444)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	94,806	75,140	336,141	304,201
Exploratory dry hole expense	-	2,961	289	7,810
Impairment of proved properties	6,127	21,630	6,127	174,813
Abandonment and impairment of unproved properties	(3,012)	25,153	1,986	45,447
Impairment of materials inventory	-	774	-	14,223
Stock-based compensation expense*	6,890	5,787	26,743	18,765
Recovery of bad debt expense	-	(5,189)	-	(5,189)
Change in Net Profits Plan liability	(4,656)	6,963	(34,441)	(7,075)
Unrealized derivative loss	12,994	3,218	8,899	20,469
Loss related to hurricanes	-	28	-	8,301
Amortization of debt discount and deferred financing costs	3,442	3,291	13,464	12,213
Deferred income taxes	28,822	29,347	114,517	(39,735)
Plugging and abandonment	(1,208)	(14,286)	(8,314)	(26,396)
Other	(908)	1,950	(3,993)	3,382
Changes in current assets and liabilities:
Accounts receivable	(42,216)	(12,101)	(47,153)	46,743
Refundable income taxes	(7,111)	(29,952)	24,291	(19,612)
Prepaid expenses and other	(35,875)	2,034	(35,363)	(6,626)
Accounts payable and accrued expenses	6,075	(12,608)	53,198	(4,814)
Excess income tax benefit (expense) from the exercise of stock awards	522	-	(854)	-
Net cash provided by operating activities	78,737	83,054	497,097	436,106

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	52,003	38,761	311,504	39,898
Proceeds from insurance settlement	-	1,453	-	16,789
Capital expenditures	(179,604)	(86,787)	(668,288)	(379,253)
Acquisition of oil and gas properties	21	(18)	(664)	(76)
Receipts from restricted cash	-	-	-	14,398
Other	2,367	3,150	(4,125)	4,152
Net cash used in investing activities	(125,213)	(43,441)	(361,573)	(304,092)

Cash flows from financing activities:
Proceeds from credit facility	256,500	174,000	571,559	2,072,500
Repayment of credit facility	(210,500)	(221,000)	(711,559)	(2,184,500)
Debt issuance costs related to credit facility	-	-	-	(11,074)
Proceeds from sale of common stock	3,324	1,931	6,440	3,110
Dividends paid	(3,153)	(3,127)	(6,297)	(6,247)
Excess income tax benefit (expense) from the exercise of stock awards	(522)	-	854	-
Other	(1,185)	(1,285)	(2,093)	(1,285)
Net cash provided by (used in) financing activities	44,464	(49,481)	(141,096)	(127,496)

Net change in cash and cash equivalents	(2,012)	(9,868)	(5,572)	4,518
Cash and cash equivalents at beginning of period	7,089	20,517	10,649	6,131
Cash and cash equivalents at end of period	$5,077	$10,649	$5,077	$10,649

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three months ended December 31, 2010, and 2009, approximately $2.0 million and $1.9 million, respectively of stock-based compensation expense was included in exploration expense. For the three months ended December 31, 2010, and 2009, approximately $4.9 million and $3.9 million, respectively, of stock-based compensation expense was included in general and administrative expense. For the Years ended December 31, 2010, and 2009, approximately $7.7 million and $6.3 million, respectively of stock-based compensation expense was included in exploration expense. For the Years ended December 31, 2010 and 2009, approximately $19.0 million and $12.5 million, respectively of stock-based compensation expense was included in general and administrative expense.

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (loss) (GAAP)	For the Three Months		For the Years
to Adjusted net income (Non-GAAP):	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Reported net income (loss) (GAAP)	$37,139	$990	$196,837	$(99,370)

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(2,956)	4,338	(21,529)	(4,409)
Unrealized derivative loss	8,249	2,005	5,563	12,755
Gain on divestiture activity	(14,660)	(13,753)	(97,061)	(7,131)
Bad debt recovery associated with Sem Group, L.P.	-	(3,143)	-	(3,143)
Loss related to hurricanes (2)	-	17	-	5,173

Adjusted net income (loss), before impairment adjustments	27,772	(9,546)	83,810	(96,125)

Non-cash impairments net of tax: (1)
Impairment of proved properties	3,889	13,475	3,830	108,935
Abandonment and impairment of unproved properties	(1,912)	15,670	1,241	28,320
Impairment of materials inventory	-	482	-	8,863
Adjusted net income, non-recurring items
& non-cash impairments (Non-GAAP) (3)	$29,749	$20,081	$88,881	$49,993

Adjusted net income per share (Non-GAAP)
Basic	$0.47	$0.32	$1.41	$0.80
Diluted	$0.46	$0.31	$1.37	$0.80

Average number of shares outstanding
Basic	63,131	62,565	62,969	62,457
Diluted	64,919	64,113	64,689	62,457

(1) Adjustments are shown net of tax using the effective income tax rate; calculated by dividing the income tax benefit (expense) by income (loss) before income taxes as stated on the consolidated statement of operations.

(2) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are one-time items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative loss, impairment of proved properties, abandonment and impairment of unproved properties, impairment of materials inventory, gain on divestiture activity, bad debt recovery associated with Sem Group, L.P., and loss related to hurricanes. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Operating Cash Flow
(In thousands)

Reconciliation of net cash provided by operating activities	For the Three Months		For the Years
(GAAP) to Operating cash flow (Non-GAAP):	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Net cash provided by operating activities (GAAP)	$78,737	$83,054	$497,097	$436,106

Changes in current assets and liabilities	$78,605	$52,627	$5,881	$(15,691)

	$21,027	$13,414	63,860	62,235
Less: Exploratory dry hole expense	$-	$(2,961)	(289)	(7,810)
Less: Stock-based compensation expense included in exploration	$(1,952)	$(1,917)	(7,676)	(6,314)

Operating cash flow (Non-GAAP) (4)	$176,417	$144,217	$558,873	$468,526

(4) Beginning in the third quarter of 2009 the Company changed its definition of operating cash flow. Prior periods have been conformed to the current definition and the change in the definition did not result in a material variance to results under the prior definiton. Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of SM Energy's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since operating cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.

Information on Proved Reserves and Costs Incurred

Costs incurred in oil and gas producing activities:
	For the Year Ended
	December 31,
	2010
Development costs	$299,308
Facility costs (5)	80,328
Exploration costs	443,888
Acquisitions:
Proved properties	664
Unproved properties - other	53,192
Total, including asset retirement obligation (6) (7)	$877,380

(5) Beginning December 31, 2010 facility costs are being disclosed separately, whereas these costs were previously captured in Development costs.
(6) Includes capitalized interest of $4.3 million for the year ended December 31, 2010.
(7) Includes amounts relating to estimated asset retirement obligations of $5.8 million for the year ended December 31, 2010.

Proved oil and gas reserve quantities:
	For the Year Ended
	December 31, 2010
	Oil or Condensate	Gas	Equivalents	Proved Developed	Proved Undeveloped
	(MMBbl)	(Bcf)	(BCFE)	(BCFE)	(BCFE)
Total proved reserves
Beginning of year	53.8	449.5	772.2	630.3	141.9
Revisions of previous estimate	3.1	6.1	24.7	45.9	(21.2)
Discoveries and extensions	16.2	172.9	270.2	140.0	130.2
Infill reserves in an existing proved field	2.8	97.2	114.0	41.1	72.9
Purchases of minerals in place	-	0.2	0.2	0.2	-
Sales of reserves	(12.1)	(14.0)	(86.8)	(76.9)	(9.9)
Production	(6.4)	(71.9)	(110.0)	(110.0)	-
Conversions				16.7	(16.7)
End of year	57.4	640.0	984.5	687.3	297.2

PV-10 value (in millions)			$2,344.3	$2,053.6	$290.8

Proved developed reserves
Beginning of year	48.1	342.0	630.3
End of year	46.0	411.0	687.3

Finding Cost and Reserve Replacement Ratios: (8)

Finding Costs in $ per MCFE
Drilling, excluding revisions	$2.14
Drilling, including revisions	$2.01
All-in	$2.14

Reserve Replacement Ratios
Drilling, excluding revisions	349%
Drilling, including revisions	372%
All-in	372%

(8) Finding costs and reserve replacement ratios are common metrics used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. The metrics are easily calculated from information provided in the sections "Costs incurred in oil and gas producing activities" and "Proved oil and gas reserve quantities" above. Finding cost provides some information as to the cost of adding proved reserves from various activities. Reserve replacement provides information related to how successful a company is at growing its proved reserve base. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in "Costs incurred in oil and gas producing activities." The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Finding Costs Definitions:
> Drilling, excluding revisions - numerator defined as the sum of development costs and exploration costs and facility costs divided by a denominator defined as the sum of discoveries and extensions and infill reserves in an existing proved field. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> Drilling, including revisions - numerator defined as the sum of development costs and exploration costs and facility costs divided by a denominator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, and revisions. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> All-in - numerator defined as total costs incurred, including asset retirement obligation divided by a denominator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

Reserve Replacement Ratio Definitions:
> Drilling, excluding revisions - numerator defined as the sum of discoveries and extensions and infill reserves in an existing proved field divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> Drilling, including revisions - numerator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, and revisions divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> All-in - numerator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.